Exhibit 1.05

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Corporation to Hold Fourth Quarter 2010 Earnings Call on

April 21, 2011 at 8:30 A.M. EDT

HONG KONG, ATLANTA – April 15, 2011 — CDC Corporation (NASDAQ: CHINA) will hold a conference call to discuss the company’s earnings and operating results for the quarter and year ended December 31, 2010 on Thursday, April 21, 2011 at 8:30 A.M. EDT. A press release will be distributed prior to the earnings call.

•	To listen, call the access number a few minutes before the scheduled start time of the call.

•	Date: Thursday, April 21, 2011

•	Time: 8:30 A.M. EDT

USA and Canada Toll Free Number:	(866) 903-3296
Int’l/Local Dial-In #:	(706) 643-6263

The conference ID number is # 47911441 and the call leader is Mr. Monish Bahl.

Webcast Link: Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the CDC Corporation website at www.cdccorporation.net. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes prior to the call and download any necessary audio software.

For those unable to call in, a digital instant replay will be available after the call until May 5, 2011. Conference ID: # ID 47911441

Encore Dial In #:	(800) 642-1687

Encore Dial In #:	(706) 645-9291

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.